Exhibit 10.5

CHANGE IN CONTROL SEVERANCE AGREEMENT

THIS CHANGE IN CONTROL SEVERANCE AGREEMENT (this “Agreement”) is entered into as of the     day of      200  , by and between THQ INC., a Delaware corporation (the “Company”), and      , (the “Executive”).

W I T N E S S E T H

WHEREAS, the Executive currently serves as a key employee of the Company and the Executive’s services and knowledge are valuable to the Company in connection with the management of one or more of the Company’s principal operating functions, departments, divisions or subsidiaries; and

WHEREAS, the Board has determined that it is in the best interests of the Company and its stockholders to encourage the Executive’s continued services and to ensure the Executive’s continued dedication and objectivity in the event of any threat or occurrence of, or negotiation or other action that could lead to, or create the possibility of, a Change in Control of the Company, without concern as to whether the Executive might be hindered or distracted by personal uncertainties and risks created by any such possible Change in Control; and

WHEREAS, to encourage the Executive’s full attention and dedication to the Company, the Board has authorized the Company to enter into this Agreement.

NOW, THEREFORE, the Company and the Executive hereby agree as follows:

1.        Definitions.

1.1.    “Board” means the Board of Directors of the Company.

1.2.    “Cause” means (i) a material breach by the Executive of those duties and responsibilities of the Executive which do not differ in any material respect from the duties and responsibilities of the Executive during the 90-day period immediately prior to a Change in Control (other than as a result of incapacity due to physical or mental illness), which breach is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company and is not remedied within 15 days after receipt of written notice specifying such breach, or (ii) the conviction of the Executive of, or plea of guilty, no contest or nolo contendere to, any felony (unless arising as a result of vicarious liability or a traffic violation).

In the event of a termination before, but in connection with, a Change in Control, the date immediately prior to the Date of Termination shall be substituted for the reference to a Change in Control in this definition of Cause.

1.3.     “Change in Control” means the occurrence of any one of the following events:

(i)         During any twenty-four (24) month period, individuals who, as of the beginning of such period, constitute the Board (the “Incumbent Directors”) cease for any reason to constitute at least a majority of the Board, provided that any person becoming a director subsequent to the beginning of such period whose election or nomination for election was approved by a vote of at least a majority of the Incumbent Directors then on the Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without written objection to such nomination) shall be an Incumbent Director; provided, however, that no individual initially elected or nominated as a director of the Company as a result of an actual or threatened election contest with respect to directors or as a result of any other actual or threatened solicitation of proxies by or on behalf of any person other than the Board shall be deemed to be an Incumbent Director;

(ii)     Any “person” (as such term is defined in the Exchange Act and as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) is or becomes a “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company representing 50% or more of the combined voting power of the Company’s then outstanding securities eligible to vote for the election of the Board (the “Company Voting Securities”); provided, however, that the event described in this paragraph (ii) shall not be deemed to be a Change in Control by virtue of any of the following acquisitions:  (A) by the Company or any subsidiary, (B) by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary, (C) by any underwriter temporarily holding securities pursuant to an offering of such securities, (D) pursuant to a Non-Qualifying Transaction, as defined in paragraph (iii), or (E) by any person of Voting Securities from the Company, if a majority of the Incumbent Board approves in advance the acquisition of beneficial ownership of 50% or more of Company Voting Securities by such person;

(iii)    The consummation of a merger, consolidation, statutory share exchange or similar form of corporate transaction involving the Company or any of its subsidiaries that requires the approval of the Company’s stockholders, whether for such transaction or the issuance of securities in the transaction (a “Business Combination”), unless immediately following such Business Combination:  (A) more than 60% of the total voting power of (x) the corporation resulting from such Business Combination (the “Surviving Corporation”), or (y) if applicable, the ultimate parent corporation that directly or indirectly has beneficial ownership of 100% of the voting securities eligible to elect directors of the Surviving Corporation (the “Parent Corporation”), is represented by Company Voting Securities that were outstanding immediately prior to such Business Combination (or, if applicable, is represented by shares into which such Company Voting Securities were converted pursuant to such Business Combination), and such voting power among the holders thereof is in substantially the same proportion as the voting power of such Company Voting Securities among the holders thereof immediately prior to the Business Combination, (B) no person (other than any employee benefit plan (or related trust) sponsored or maintained by the Surviving Corporation or the Parent Corporation), is or becomes the beneficial owner, directly or indirectly, of 50% or more of the total voting power of the outstanding voting securities eligible to elect directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) and (C) at least a majority of the members of the board of directors of the Parent Corporation (or, if there is no Parent Corporation, the Surviving Corporation) following the consummation of the Business Combination were Incumbent Directors at the time of the Board’s approval of the execution of the initial agreement providing for such Business Combination (any Business Combination which satisfies all of the criteria specified in (A), (B) and (C) above shall be deemed to be a “Non-Qualifying Transaction”);

 (iv)     The stockholders of the Company approve a plan of complete liquidation or dissolution of the Company or the consummation of a sale of all or substantially all of the Company’s assets; or

(v)       The occurrence of any other event that the Board determines by a duly approved resolution constitutes a Change in Control.

Notwithstanding the foregoing, a Change in Control shall not be deemed to occur solely because any person acquires beneficial ownership of more than 50% of the Company Voting Securities as a result of the acquisition of Company Voting Securities by the Company which reduces the number of Company Voting Securities outstanding; provided, that if after such acquisition by the Company such person becomes the beneficial owner of additional Company Voting Securities that increases the percentage of outstanding Company Voting Securities beneficially owned by such person, a Change in Control of the Company shall then occur.

1.4.     “Code” means the Internal Revenue Code of 1986, as amended.

1.5.     “Date of Termination” means (i) the effective date on which the Executive’s employment by the Company terminates as specified in a prior written notice by the Company or the Executive, as the case may be, to the other, or (ii) if the Executive’s employment by the Company terminates by reason of death, the date of death of the Executive.  Notwithstanding the foregoing, (x) in the event that the Executive’s employment is terminated before, but in connection with, a Change in Control, the date fifteen days after the date of a written notice of the Executive’s employment termination (or, if earlier or such notice is not provided, the actual date of termination) shall be the Executive’s “Date of Termination,” and (y) in the event that a notice described in clause (i) of the preceding sentence is provided by the Company to the Executive during the Termination Period, at all events the Executive’s Date of Termination shall be treated as if it occurred during the Termination Period.

1.6.     “Exchange Act” means the Securities Exchange Act of 1934, as amended.

 1.7.    “Good Reason” means, unless the Executive expressly consents in writing, the occurrence of any of the following events after a Change in Control:

1.7.1.     the Company’s involuntary termination of the Executive’s employment other than in compliance with the requirements of this Agreement;

1.7.2.     a reduction by the Company in the Executive’s rate of annual base salary as in effect immediately prior to such Change in Control or as the same may be increased from time to time thereafter, or the Company’s failure to pay such salary, which reduction or failure is not cured within 15 days after notice by the Executive to the Company thereof;

1.7.3.     any requirement by the Company that the Executive’s primary work location be relocated more than 25 miles from his primary work location and principal place of residence, both as in effect at the time of the Change in Control.

1.7.4.     the failure of the Company, after a Change in Control, to:

1.7.4.1.    provide the Executive with employee benefit plans, compensation plans, paid vacation, expense reimbursement and other fringe benefits, on terms  that are in all material respects no less favorable, in the aggregate, than those provided under plans, practices, programs and policies of the Company as in effect immediately prior to the Change in Control; or

1.7.4.2 .   provide the Executive and the Executive’s dependents with welfare benefits (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs), that are in all material respects no less favorable, in the aggregate, than those provided under the plans, practices, programs and policies of the Company as in effect immediately prior to the Change in Control.

1.7.5.      the failure of the Company to obtain the assumption agreement as contemplated by Section 10.2 of the Agreement.

1.7.6.     a material diminution of the Executive’s duties, authorities or reporting responsibilities.

In the event of a termination before, but in connection with, a Change in Control, the date immediately prior to the Date of Termination shall be substituted for references to a Change in Control (other than as pertains to Section 1.7.4) in this definition of Good Reason.

1.8.      “Incumbent Board” means (i) the individuals who, as of the date hereof, constitute the Board, and (ii) any individual who becomes a director of the Company subsequent to the date hereof whose election, or nomination for election by the Company’s stockholders, is approved by the vote of at least a majority of the directors then comprising the Incumbent Board; provided, however, that no individual who was initially elected as a director of the Company as a result of an actual or threatened election contest, as such terms are used in Rule 14a-11 of Regulation 14A promulgated under the Exchange Act, or any other actual or threatened solicitation of proxies or consents by or on behalf of any Person other than the Board, shall be deemed to be a member of the Incumbent Board

 1.9.      “Nonqualifying Termination” means a termination of the Executive’s employment (i) by the Company for Cause, (ii) by the Executive for any reason other than a Good Reason, (iii) as a result of the Executive’s death, or (iv) by the Company due to the Executive’s absence from his duties with the Company on a full-time basis for at least 180 days in any 365-day period as a result of the Executive’s incapacity due to physical or mental illness.

 1.10.     “Outstanding Company Common Stock” means, as of any time, the shares of common stock of the Company outstanding as of that time.

 11.        “Outstanding Company Voting Securities” means, as of any time, the securities of the Company entitled to vote generally in the election of directors outstanding as of that time.

 1.12.     “Payment Trigger Date” generally means the Date of Termination; provided, however, that in the event of a termination of the Executive’s employment before, but in connection with, a Change in Control, it means the date of the Change in Control.

 1.13.     “Plan” means the Company’s 401(k) Plan or any successor plan.

 1.14.     “Person” means any individual, entity or group, and includes any “person” within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act.

 1.15.     “Qualifying Termination” means any employment termination other than a Nonqualifying Termination.

 1.16.     “Termination Period” means the period of time beginning with a Change in Control, and ending on the earlier to occur of (i) two years following such Change in Control, and (ii) the Executive’s death; provided, however, that any termination of the Executive’s employment by the Company before, but in connection with, a Change in Control shall be deemed to have occurred during the Termination Period.

2. Payments Upon Termination of Employment.

2.1. Qualifying Termination During Termination Period.  If during the Termination Period the employment of the Executive shall terminate by reason of a Qualifying Termination, the Executive (or the Executive’s beneficiary or estate), shall be entitled to receive the following payments and benefits:

2.1.1.      The Company shall pay, within 30 days following the Payment Trigger Date, a cash amount equal to the sum of (i) the Executive’s annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (ii) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and (iii) any accrued vacation pay, in each case to the extent not theretofore paid; plus

2.1.2.      The Company shall pay a cash amount equal to (i) one times the Executive’s annual base salary from the Company and its affiliated companies in effect at the time of the Date of Termination;  (ii) one times the Executive’s target annual bonus then in effect; (iii) the product of the amount described in clause (ii) and a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination and the denominator of which is 365; and (iv) any accrued but unpaid bonus for the fiscal year ended immediately prior to the fiscal year in which the Date of Termination occurs.  Such aggregate amount shall be payable in a lump sum (subject to any applicable payroll or other taxes required to be withheld pursuant to Section 4 hereof) within 30 days following the Payment Trigger Date.  The amounts payable pursuant to this Section 2.1.2 shall reduce, dollar-for-dollar (but not below zero), any other amount of severance relating to salary or bonus continuation otherwise payable to the Executive upon termination of employment of the Executive under any employment agreement or severance plan, policy or arrangement of the Company, and the Executive shall not be entitled to post-employment benefits under any such plan, policy or arrangement to the extent such benefits would be duplicative of, and of equal or lesser value to, the post-employment benefits provided hereunder.  In the event of a termination before, but in connection with, a Change in Control, the Executive shall receive whatever amounts and benefits would be provided to him by the Company in the absence of a Change in Control under the terms of any other agreement or program, with such amounts offsetting the amounts or benefits otherwise due hereunder (including under this Section 2) following the occurrence of the Change in Control.  As used in this Agreement, a termination shall be treated as occurring “before, but in connection with, a Change in Control” (or words of like import) if it is reasonably demonstrated by the Executive that such termination (x) is without Cause or for Good Reason and (y) was at the request of a third party who was taking steps reasonably calculated to effect a Change in Control or otherwise arose in connection with or in anticipation of a Change in Control (which shall in all events be deemed demonstrated if such termination is within 90 days before the Change in Control).  In no event shall the Executive be treated as having been terminated before, but in connection with, a Change in Control if no Change in Control occurs.

2.1.3.     If on the Date of Termination the Executive shall not be fully vested in the employer contributions made on his behalf under the Plan, the Company shall pay to the Executive, outside of the Plan and within 30 days following the Payment Trigger Date, a lump sum cash amount equal to the value of the unvested portion of such employer contributions (and the Executive shall forfeit any such unvested employer contributions); provided, however, that if any payment pursuant to this Section 2.1.3 may or would result in such payment being deemed a transaction which is subject to Section 16(b) of the Securities Exchange Act, the Company shall make such payment so as to meet the conditions for an exemption from such Section 16(b) as set forth in the rules (and interpretive and no-action letters relating thereto) under Section 16.  The value of any such unvested employer contributions shall be determined as of the Date of Termination; provided that if the common stock of the Company is traded on NASDAQ or any stock exchange on the Date of Termination, the value of a share of common stock of the Company shall be the closing price on NASDAQ or such stock exchange on the Date of Termination or, if such date is not a trading day, on the immediately preceding trading day.

2.1.4.     For a period of 12 months commencing on the Payment Trigger Date, the Company shall provide medical, accident, disability and life insurance coverage that is no less favorable, in the aggregate, with respect to the Executive and his dependents (taking into consideration levels and terms of such coverage) than the medical, accident, disability and life insurance coverage in effect immediately prior to the Payment Trigger Date or, if more favorable to the Executive, as provided generally with respect to other peer executives of the Company and its affiliated companies, and the Company and the Executive shall share the costs of the continuation of such insurance coverage in the same proportion as such costs were shared immediately prior to the Payment Trigger Date.

2.1.5.     If on the Date of Termination the Executive shall not be fully vested with respect to any stock options and shares of restricted stock previously granted to the Executive, on the Date of Termination all such stock options and shares of restricted stock shall become immediately vested and exercisable (notwithstanding any provision of the Company’s applicable equity plans to the contrary).  Such options shall be exercisable for such period following the Date of Termination as is provided in the plan and/or agreement pursuant to which such options or shares of restricted stock were granted.  In the event of a termination of the Executive’s employment before, but in connection with, a Change in Control, the Executive shall not forfeit or further vest in any unvested options or shares of restricted stock between his Date of Termination and the Change in Control but all such awards shall vest in full upon the Change in Control.

2.2.     Nonqualifying Termination During Termination Period.  If during the Termination Period the employment of the Executive shall terminate by reason of a Nonqualifying

Termination, then the Company shall pay to the Executive within 30 days following the Date of Termination, a cash amount equal to the sum of (i) the Executive’s annual base salary from the Company and its affiliated companies through the Date of Termination, to the extent not theretofore paid, (ii) any compensation previously deferred by the Executive (together with any interest and earnings thereon) and any (iii) accrued vacation pay, in each case to the extent not theretofore paid.

3.     Certain Additional Payments by the Company.

3.1.   If the Executive is entitled to receive payments and benefits under Section 2 hereof, anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any payment or distribution by the Company or its affiliated companies to or for the benefit of the Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 3) (a “Payment”) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by the Executive with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then the Executive shall be entitled to receive an additional payment (a “Gross-Up Payment”) in an amount such that after payment by the Executive of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and Excise Tax imposed upon the Gross-Up Payment, the Executive retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments; provided, however, that no Gross-Up Payment shall be paid to the Executive if the amount of the aggregate “parachute payments” (as defined in Section 280G(b)(2) of the Code) payable to the Executive is not greater than 110% of the maximum amount that may be paid or distributed to or for the benefit of the Executive without resulting in the imposition of the Excise Tax.

3.2.   Subject to the provisions of Section 3.3, all determinations required to be made under this Section 3, including whether and when a Gross-Up Payment is required and the amount of such Gross-Up Payment and the assumptions to be utilized in arriving at such determination, shall be made by the Company’s public accounting firm (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within 15 business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company.  In the event that the Accounting Firm is serving as accountant or auditor for the individual, entity or group effecting the Change in Control, the Company shall appoint another nationally recognized public accounting firm to make the determinations required hereunder (which accounting firm shall then be referred to as the Accounting Firm hereunder).  All fees and expenses of the Accounting Firm shall be borne solely by the Company.  Any Gross-Up Payment, as determined pursuant to this Section 3, shall be paid by the Company to the Executive within five days of the receipt of the Accounting Firm’s determination.  Any determination by the Accounting Firm shall be binding upon the Company and the Executive.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”), consistent with the calculations required to be made hereunder.  In the event that the Company exhausts its remedies pursuant to Section 3.3 and the Executive thereafter is required to make a payment of any Excise Tax, the Accounting Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of the Executive.

3.3.   The Executive shall notify the Company in writing of any claim by the Internal

Revenue Service that, if successful, would require the payment by the Company of the Gross-Up Payment.  Such notification shall be given as soon as practicable but no later than 10 business days after the Executive is informed in writing of such claim and shall apprise the Company of the nature of such claim and the date on which such claim is requested to be paid.  The Executive shall not pay such claim prior to the expiration of the 30-day period following the date on which the Executive gives such notice to the Company (or such shorter period ending on the date that any payment of taxes with respect to such claim is due).  If the Company notifies the Executive in writing prior to the expiration of such period that it desires to contest such claim, the Executive shall:

(1) give the Company any information reasonably requested by the Company relating to such claim;

(2) take such action in connection with contesting such claim as the Company shall reasonably request in writing from time to time, including, without limitation, accepting legal representation with respect to such claim by an attorney reasonably selected by the Company;

(3) cooperate with the Company in good faith in order effectively to contest such claim; and

(4) permit the Company to participate in any proceedings relating to such claim;

provided, however, that the Company shall bear and pay directly all costs and expenses (including additional interest and penalties) incurred in connection with such contest and shall indemnify and hold the Executive harmless, on an after-tax basis, for any Excise Tax or income tax (including interest and penalties with respect thereto) imposed as a result of such representation and payment of costs and expenses.  Without limitation on the foregoing provisions of this Section 3.3, the Company shall control all proceedings taken in connection with such contest and, at its sole option, may pursue or forgo any and all administrative appeals, proceedings, hearings and conferences with the taxing authority in respect of such claim and may, at its sole option, either direct the Executive to pay the tax claimed and sue for a refund orcontest the claim in any permissible manner, and the Executive agrees to prosecute such contest to a determination before any administrative tribunal, in a court of initial jurisdiction and in one or more appellate courts, as the Company shall determine; provided further, that if the Company directs the Executive to pay such claim and sue for a refund, the Company shall advance the amount of such payment to the Executive on an interest-free basis and shall indemnify and hold the Executive harmless, on an after-tax basis, from any Excise Tax or income tax (including interest or penalties with respect thereto) imposed with respect to such advance or with respect to any imputed income with respect to such advance; and provided further, that any extension of the statute of limitations relating to payment of taxes for the taxable year of the Executive with respect to which such contested amount is claimed to be due is limited solely to such contested amount.  Furthermore, the Company’s control of the contest shall be limited to issues with respect to which a Gross-Up Payment would be payable hereunder and the Executive shall be entitled to settle or contest, as the case may be, any other issue raised by the Internal Revenue Service or any other taxing authority.

3.4. If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3, the Executive becomes entitled to receive, and receives, any refund with respect to such claim, the Executive shall (subject to the Company’s complying with the requirements of Section

3.3) promptly pay to the Company the amount of such refund (together with any interest paid or credited thereon after taxes applicable thereto).  If, after the receipt by the Executive of an amount advanced by the Company pursuant to Section 3.3, a determination is made that the Executive shall not be entitled to any refund with respect to such claim and the Company does not notify the Executive in writing of its intent to contest such denial of refund prior to the expiration of 30 days after such determination, then such advance shall be forgiven and shall not be required to be repaid and the amount of such advance shall offset, to the extent thereof, the amount of Gross-Up Payment required to be paid.

4.     Withholding Taxes.  The Company may withhold from all payments due to the Executive (or his beneficiary or estate) hereunder all taxes which, by applicable federal, state, local or other law, the Company is required to withhold therefrom.

5.     Reimbursement of Expenses.  If any contest or dispute shall arise under this Agreement involving termination of the Executive’s employment with the Company or involving the failure or refusal of the Company to perform fully in accordance with the terms hereof, the Company shall reimburse the Executive, on a current basis, for all legal fees and expenses, if any, reasonably incurred by the Executive in connection with such contest or dispute, together with interest in an amount equal to the prime or reference rate of the Company’s principal bank from time to time in effect, but in no event higher than the maximum legal rate permissible under applicable law, such interest to accrue from the date 20 days after the Company receives the Executive’s statement for such fees and expenses through the date of payment thereof; provided, however, that in the event the resolution of any such contest or dispute includes a finding that the Executive’s claims in such contest or dispute were frivolous or brought by the Executive not in good faith, (i) the Company shall be entitled to deduct and withhold from any funds payable by the Company to the Executive the amount advanced or otherwise paid to the Executive pursuant to this Section 5, and (ii) to the extent not reimbursed to the Company in such manner, the Executive shall be required to reimburse the Company, not later than in twelve equal monthly installments commencing 30 days after such resolution, such amount.

6.     Directors and Officers Insurance/Indemnification.  If during the Termination Period the employment of the Executive shall terminate by reason of a Qualifying Termination, the Executive will continue to be covered under the Company’s directors and officers insurance policy for any period during which the Executive served as an officer or director of the Company or any subsidiary or affiliate of the Company.  In addition, the Executive shall be indemnified by the Company against liability as an officer or director of the Company or any subsidiary or affiliate of the Company to the maximum extent permitted by applicable law.  The Executive’s rights under this Section 6 shall continue so long as he may be subject to such liability, whether or not this Agreement may have terminated prior thereto.

7.     Operative Event.  Notwithstanding any provision herein to the contrary, no amounts shall be payable or benefits provided hereunder unless and until (i) there is a Change in Control at a time when the Executive is employed by the Company or (ii) the Executive is terminated by the Company before, but in connection with, a Change in Control.

8.     Termination of Agreement.

8.1.  This Agreement shall be effective on the date hereof and shall continue until terminated by the Company as provided in Section 8.2 hereof; provided, however, that this Agreement shall terminate in any event upon the termination of the Executive’s employment with the Company prior to a Change in Control (unless such termination prior to a Change in Control is in connection with a Change in Control).

8.2.     The Company shall have the right, prior to a Change in Control, in its sole discretion, pursuant to action by the Board, to approve and cause the termination of this Agreement on such date as is fixed by the Board for such termination, which date shall be at least one year after notice thereof is given by the Company to the Executive in accordance with Section 11 hereof; provided, however, that no such action shall be taken by the Board during any period of time when the Board has knowledge that any Person has taken steps reasonably calculated to effect a Change in Control until, in the opinion of the Board, such Person has abandoned or terminated its efforts to effect a Change in Control; and provided further, that in no event shall this Agreement be terminated in the event of a Change in Control.

9.      Scope of Agreement.  Nothing in this Agreement shall be deemed to entitle the Executive to continued employment with the Company or its subsidiaries, and if the Executive’s employment with the Company shall terminate prior to a Change in Control, the Executive shall have no further rights under this Agreement; provided, however, that any termination of the Executive’s employment following a Change in Control or before, but in connection with, a Change in Control shall be subject to all of the provisions of this Agreement.

10.      Successors; Binding Agreement.

10.1.   This Agreement shall not be terminated by any Business Combination involving the Company irrespective of whether the Company is or is not the surviving or resulting corporation or as a result of any transfer of all or substantially all of the assets of the Company.  In the event of any such Business Combination or transfer of assets, the provisions of this Agreement shall be binding upon the surviving or resulting corporation or the Person to which such assets are transferred.

10.2.   The Company agrees that concurrently with any Business Combination or transfer of assets referred to in Section 10.1 in which either the Company is not the surviving Person or the surviving Person or successor or transferee is not deemed to assume this Agreement by operation of law, the Company will cause the surviving Person, successor or transferee unconditionally to assume, by written instrument delivered to the Executive (or his beneficiary or estate), all of the obligations of the Company hereunder.  Failure of the Company to obtain such assumption prior to the effectiveness of any such Business Combination or transfer of assets shall be a breach of this Agreement and shall entitle the Executive to compensation and other benefits from the Company in the same amount and on the same terms as the Executive would be entitled hereunder if the Executive’s employment were terminated following a Change in Control by reason of a Qualifying Termination.  For purposes of implementing the immediately preceding sentence, the date on which any such Business Combination or transfer becomes effective shall be deemed the Date of Termination.

10.3.   This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If the Executive shall die while any amounts would be payable to the Executive hereunder had the Executive continued to live, then, unless otherwise provided herein, all such amounts, shall be paid in accordance with the terms of this Agreement to such Persons appointed in writing by the Executive to receive such amounts or, if no Person is so appointed, to the Executive’s estate.

11.     Notices.

11.1.  For purposes of this Agreement, all notices and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or five days after deposit in the United States mail, certified and return receipt requested, postage prepaid, addressed (i) if to the Executive, to the residence address of the Executive maintained from time to time by the Company; and if to the Company, to its chief executive office, attention Chief Executive Officer, with a copy to the Secretary of the Company; (ii) to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

11.2.   A written notice of the Executive’s Date of Termination by the Company or the Executive, as the case may be, to the other, shall (i) indicate the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated, and (iii) specify the termination date (which date shall be not less than 15 days after the giving of such notice).  The failure by the Executive or the Company to provide such notice or to set forth in such notice any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company hereunder or preclude the Executive or the Company from asserting such fact or circumstance in enforcing the Executive’s or the Company’s rights hereunder.

12.    Full Settlement; No Mitigation; Resolution of Disputes.

12.1. Subject to Section 5, the Company’s obligation to make any payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or other Persons.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and, such amounts shall not be reduced whether or not the Executive obtains other employment.

12.2. If there shall be any dispute between the Company and the Executive in the event of any termination of the Executive’s employment, then, unless and until there is a final, nonappealable judgment by a court of competent jurisdiction declaring that such termination was for Cause, that Good Reason did not exist, or that the Company is not otherwise obligated to pay any amount or provide any benefit to the Executive and his dependents or other beneficiaries, as the case may be, hereunder, the Company shall pay all amounts, and provide all benefits, to the Executive and his dependents or other beneficiaries, as the case may be, that the Company would be required to pay or provide hereunder as though such termination were by the Company without Cause or by the Executive with Good Reason; provided, however, that the Company shall not be required to pay any disputed amounts pursuant to this section except upon receipt of an undertaking by or on behalf of the Executive to repay all such amounts to which the Executive is ultimately adjudged by such court not to be entitled.

13.    Employment with Subsidiaries.  Employment with the Company for purposes of this Agreement shall include employment with any corporation or other entity in which the Company has a direct or indirect ownership interest of 50% or more of the total combined voting power of the then outstanding securities of such corporation or other entity entitled to vote generally in the election of directors.

14.     Governing Law; Validity.  The interpretation, construction and performance of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware without regard to the principle of conflicts of laws.  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which other provisions shall remain in full force and effect.

15.     Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument.

16.     Miscellaneous.  No provision of this Agreement may be modified or waived unless such modification or waiver is agreed to in writing and signed by the Executive and by a duly authorized officer of the Company.  No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.  Failure by the Executive or the Company to insist upon strict compliance with any provision of this Agreement or to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.  The rights of, and benefits payable to, the Executive, his estate or his beneficiaries pursuant to this Agreement are in addition to any rights of, or benefits payable to, the Executive, his estate or his beneficiaries under any other employee benefit plan or compensation program of the Company.

17.     Delay of Payments.  In the event that any payment or distribution to be made to the Executive hereunder is determined to constitute “deferred compensation” subject to Section 409A of the Code, and the Executive is determined to be a “specified employee” (as defined in Section 409A of the Code), such payment or distribution shall not be made before the date which is six months after the termination of the Executive’s employment (or, if earlier, the date of the Executive’s death).

18.     Entire Agreement.  This Agreement represents the complete understanding of the parties and supersedes any and all agreements, understandings and discussions, whether written or oral, between the Executive and the Company or any of its affiliated companies with respect to the subject matter hereof, including, without limitation, the Severance Agreement entered into as of             ,  by and between the Executive and the Company.

IN WITNESS WHEREOF, the Company and the Executive have executed this Agreement as of the day and year first above written.

THQ INC.

By:

EXECUTIVE: